Exhibit A

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@email.whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@email.whirlpool.com

WHIRLPOOL CORPORATION APPOINTS MICHAEL JOHNSTON TO

BOARD; DECLARES QUARTERLY DIVIDEND

BENTON HARBOR, Mich., October 21, 2003—The board of directors of Whirlpool Corporation (NYSE:WHR), at its regular meeting today in Chicago, appointed Michael F. Johnston, president and chief operating officer of Visteon Corporation, to the board. Johnston’s appointment increases the size of Whirlpool’s board to 12 directors.

Prior to joining Visteon, a Dearborn, Mich.-based automotive supplier, in 2000, Johnston held a number of senior executive posts at Johnson Controls, Inc., and Microdot, Inc. In addition to being a member of Visteon’s board, he also serves on the board of Dallas, Texas-based Flowserve Corporation.

“Michael comes to our board with three decades of experience in the automotive supplier and aerospace industries,” said
David R. Whitwam, Whirlpool’s chairman and chief executive officer. “We will benefit from his deep operating experience in a number of businesses, both domestically and internationally.”

Whirlpool’s board also declared a quarterly dividend of 34 cents per share on the company’s common stock. The dividend is payable December 15, 2003, to holders of common stock of record at the close of business on November 24, 2003.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $11 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2003 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

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